Exhibit 23.6

January 6, 2011

ChinaCache International Holding Co., Ltd

6th Floor,Tower A,Galaxy Building No.10

Chaoyang Dirstrict, Beijing, P.R.China

Postcode: 100016

Consent Letter

Dear Sirs or Madams,

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for your financial reporting purposes, with respect to our appraisal reports (the “Reports”) addressed to ChinaCache International Holdings Co., Ltd (“ChinaCache” or the “Company”) in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (“SEC”).

However, we do not admit that we are “experts” within the meaning of the term “experts” as used in the Section 11 (a) (4) of the Securities Act of 1933, as amended.

The Reports cover valuations of the following:

•                  Common and preferred shares of ChinaCache as of March 31 2010 and June 30 2010;

•                  Employee Stock Options under 2007 and 2008 Employee Stock Option Plan as of March 31 2010, June 30 2010, July 8 2010 and September 30 2010; and

•                  JNet contingent payment obligation as of Jan 28 2010, March 31 2010, June 30 2010 and September 30 2010.

Except for an overall reasonableness assessment, we express no opinion and accept no responsibility for the accuracy and completeness of financial statements and the projected financial information (“PFI”) or other data provided to us by the Company.  We assume that all financial and other information provided to us is accurate and complete, and we have relied upon this information in performing our valuation.

Our valuation reports were used as part of the Company’s analysis in reaching its value determination as stated in this registration.

Greater China Appraisal Limited

Reported and Analysis by:

/s /William Chen
ABV, CFA, CPA(US), MBA